Exhibit 10.1

PDF Solutions, Inc. 2858 De La Cruz Blvd Santa Clara, California 95050 USA

March 9, 2020

Christine Russell

Hand Delivered

Re: Amended and Restated Fixed-Term Employment Offer

Dear Christine,

On behalf of PDF Solutions, Inc. (the “Company”), I am pleased to offer to you continued employment with PDF through a fixed-term, on the terms set forth below. This offer is conditioned upon your acceptance, in writing, of the terms and conditions enumerated below.

1.	Position. Your new position will be Executive Financial Advisor supporting the newly appointed CFO as approved by PDF’s Board of Directors.

2.

Compensation. Your base salary will remain unchanged through March 31, 2020. Starting April 1, 2020, you will be placed on a short term leave and not required to work. Should you be called back to work, your position will become active and you shall be paid a rate of One Hundred Sixty Dollars ($160) per hour worked, paid to you semi-monthly in accordance with the Company’s standard payroll policies (subject to applicable withholding taxes as required by law). All requested hours to be worked will be in writing by the newly appointed CFO.

3.

Start Date. Your employment under this offer shall start effective on the date of the day after the Company’s filing with the U.S. Securities and Exchange Commission of its Annual Report on Form 10-K for the year ended December 31, 2019, expected to be March 10, 2020.

4.	End Date. The term of this agreement extends through August 2, 2020, at which time your employment with PDF will terminate automatically.

5.

General Duties. During the term of your employment, you agree that at all times and to the best of your ability you will loyally and conscientiously perform all of the duties and obligations required of you in your job and by the Company. You further agree that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and that you will not directly or indirectly engage in or participate in any business that is competitive in any manner with the business of the Company. You also agree to comply with any and all policies of the Company as in effect from time to time.

Christine Russell

3/9/2020

6.

Arbitration. Any dispute, claim or controversy between you as Employee and PDF Solutions as Employer arising out of or relating to (i) our employment relationship or any of the events or circumstances leading up to your employment with PDF Solutions including, without limitation, your interview process and all negotiations relating to your employment with PDF Solutions and the execution of this agreement; and/or (ii) this agreement or any of its provisions, or the breach, termination, enforcement, interpretation or validity thereof, shall be subject to and resolved exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes, also called the "Employment Arbitration Rules and Mediation Procedures"(the "Rules") of the American Arbitration Association (the "AAA"), a copy of which can be found as of the date of this letter at the following internet website: https://www.adr.org/sites/default/files/Commercial%20Rules.pdf Such Rules of the AAA in effect at the time of your accepting this offer of employment and entering this agreement by that acceptance are to be used, provided that they remain applicable and do not contravene applicable law at the time of any actual arbitration. The single arbitrator will be selected by the AAA pursuant to its Rules. The decision of the arbitrator and any arbitration award shall be final, binding, non-appealable and conclusive on and as to the parties thereto. No recourse may be made to any court except solely to enforce a final award in a court of competent jurisdiction. California law, without regard to conflict of law principles or the choice of law provisions of other states, applies to this agreement to arbitrate, as well as exclusively to all other matters regarding your employment or arising respecting it at any time, except to the extent that the Federal Arbitration Act (FAA) and federal law regarding arbitration is applicable, in which case as to those issues, federal law governs. In this regard, it is acknowledged that the employee's employment is specifically understood to "involve commerce" and that the FAA governs and applies in those circumstances. The provisions of this offer letter, specifically including the agreement to arbitrate, are the product of arm's length negotiations with you and they are agreed to and are entered after due consideration and voluntarily with the intention to be bound by them, including the agreement to arbitrate, and it is agreed and acknowledged that this is an individually negotiated agreement and plan, not an employer-promulgated plan, and that you have been given the opportunity to have this agreement, including the provision for arbitration, reviewed prior to our signing by counsel of your own choice and at your sole expense.

7.

Prior Agreement. Your prior offer, dated June 27, 2018 (the “2018 Offer”), is hereby amended and restated in its entirety such that the prior terms of employment set forth therein, including, without limitation, provisions regarding bonus, executive officer duties, at-will employment, and termination, are of no further force or effect on and after the date you sign this offer.

8.

Severability; Electronic Signature. If any provision of this offer is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable. This offer may be executed by one or both parties electronically, and in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same original agreement.

Christine Russell

3/9/2020

Sincerely,

PDF SOLUTIONS, INC.

/s/John Kibarian

John Kibarian
CEO & President

ACKNOWLEDGMENTS & ACCEPTANCE

I hereby resign all current positions, including that of CFO, EVP, Finance, and Compliance Officer with the Company and Secretary, VP of Finance and Administration with PDF Solutions Canada Ltd., and accept this amended and restated, fixed-term employment offer with the understanding that the provisions stated above supersede all prior representations or agreements, whether written or oral. I further acknowledge that I have no claims under the 2018 Offer regarding the change in my position effected hereby, which is by mutual agreement. This letter may not be modified or amended except by a written agreement, signed by the Company and me.

THE FOREGOING TERMS AND CONDITIONS ARE HEREBY AGREED TO AND ACCEPTED:

Signed: /s/Christine Russell

Name:  Christine Russell

Date:    March 9, 2020

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